EXHIBIT 99.1

For Immediate Release

Contact:	Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.
REPORTS EXERCISE OF OVER-ALLOTMENT OPTION BY UNDERWRITERS

PASADENA, CA. — June 21, 2006 - Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today  that the underwriters of its recent follow-on public offering of 3,300,000 shares of common stock have exercised their over-allotment option to purchase an additional 495,000 shares of common stock at a price of $84.00 per share, bringing the total net proceeds to approximately $304.4 million, after payment of underwriting discounts and commissions. The closing of the over-allotment option is scheduled for June 23, 2006.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. acted as joint book- running managers of the offering.

Alexandria Real Estate Equities, Inc. is a publicly-traded real estate investment trust focused principally on the ownership, operation, management, acquisition and selective redevelopment and development of properties containing office/laboratory space. Such properties are designed and improved for lease primarily to institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, life science product, service, biodefense and translational research entities, as well as government agencies. The Company’s portfolio currently consists of 139 properties comprising approximately 9.2 million square feet of office/laboratory space.

This press release contains forward-looking statements within the meaning of the federal securities laws. The Company’s actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A copy of the prospectus relating to these securities may be obtained, when available, from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10080, or Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013.

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